Exhibit 99.1

For Immediate Release

Del Taco Restaurants, Inc. Reports Fiscal First Quarter 2020 Financial Results
Provides Business Update Related to COVID-19

Lake Forest, CA. May 4, 2020 – Del Taco Restaurants, Inc. (“Del Taco” or the “Company”), (NASDAQ: TACO), the second largest Mexican-American quick service restaurant chain by units in the United States, today reported fiscal first quarter 2020 financial results for the 12-week period ending March 24, 2020 and provided a business update related to the impact of COVID-19.

Fiscal First Quarter 2020 Highlights

•System-wide comparable restaurant sales decreased 3.1%;
◦Company-operated comparable restaurant sales decreased 2.5%. Company-operated comparable restaurant sales were comprised of average check growth of 3.7% offset by a transaction decline of 6.2%;
◦Franchised comparable restaurant sales decreased 3.7%;
◦For the first 10 weeks of the fiscal first quarter through March 10, 2020, system-wide comparable restaurant sales increased 1.0%, company-operated comparable restaurant sales increased 1.5%, and franchised comparable restaurant sales increased 0.3%;
◦For the final two weeks of the first fiscal quarter ended March 24, 2020, system-wide comparable restaurant sales decreased 21.4%, company-operated comparable restaurant sales decreased 21.1%, and franchised comparable restaurant sales decreased 21.6%;
•Total revenue of $109.8 million, representing a 3.8% decline from the fiscal first quarter 2019;
•Company-operated restaurant sales of $100.3 million, representing a 5.3% decline from the fiscal first quarter 2019;
•Net loss of $102.5 million, or $2.76 per diluted share (inclusive of non-cash pre-tax charges of $87.3 million and $11.9 million for the impairment of goodwill and trademarks, respectively, as well as impairment of long-lived assets of $8.3 million), compared to net income of $1.4 million, or $0.04 per diluted share, in the fiscal first quarter 2019;
•Adjusted net loss* of $0.3 million, or $0.01 per diluted share, compared to adjusted net income* of $1.9 million, or $0.05 per diluted share, in the fiscal first quarter 2019;
•Restaurant contribution* margin of 12.7% compared to 15.8% in the fiscal first quarter 2019;
•Adjusted EBITDA* of $8.7 million compared to $12.1 million in the fiscal first quarter 2019; and
•Three system-wide openings, including two company-operated and one franchised restaurant, as well as one company-operated and two franchise closures. Del Taco also refranchised a total of five restaurants in the Yuma, AZ and El Centro, CA region.

* Adjusted net income/loss, restaurant contribution, and adjusted EBITDA are non-GAAP measures and defined below under “Key Financial Definitions”. Please see the reconciliation of non-GAAP measures accompanying this release.

Fiscal Second Quarter 2020 Comparable Restaurant Sales to Date

	Three weeks ended April 14, 2020	Two weeks ended April 28, 2020
Company-operated	-27.6%	-14.9%
Franchised	-27.3%	-10.0%
System-wide	-27.4%	-12.6%

The results in the table above are compared to the comparable prior year period.

Business Update Related to COVID-19

With the health and safety of its employees, franchisees, and guests in mind, Del Taco has maintained operations during the COVID-19 pandemic through its drive-thru, take-out and rapidly expanding delivery channels, without laying-off or furloughing any restaurant employees. The Company has made dozens of changes to its operating procedures such as promoting social distancing procedures in its kitchens and for carry-out, closing dining rooms, providing gloves and facemasks to all employees, increasing cleaning frequency, improving contactless service, and preparing for employee health and wellness procedures.

There are currently four temporary closures, including one company-operated restaurant, representing less than 1% of the Del Taco system. During the fiscal first quarter 2020, third party delivery was available in substantially all company-operated restaurants and represented more than 3% of company-operated restaurant sales. Through the first five weeks of the fiscal second quarter 2020 third party delivery has increased to approximately 8% of company-operated restaurant sales. Third party delivery through one or more providers is also now available in more than 90% of franchised restaurants.

Del Taco successfully transitioned its restaurant support center into a virtual office on March 16, 2020 and has maintained business continuity through a combination of existing and new technologies. The Company has maintained proactive communications with its distributor and key suppliers and has not experienced any meaningful disruptions to its supply chain.

Del Taco will be recognizing its general managers and restaurant teams for their efforts to serve their communities through several programs, including guaranteed fiscal first and second quarter 2020 bonuses for all general managers, maintaining planned annual merit increases, and providing free meals for team members. These initiatives have been funded through a series of cost-cutting measures including implementing voluntary salary reductions for all Vice Presidents and above, reducing board member compensation, eliminating all non-essential general and administrative expense, deferring or eliminating all open support center positions and conducting a small reduction in force at the restaurant support center.

The Company has actively partnered with its franchisees to help ensure their success including sharing best practices, holding regular owner conference calls with the executive team and ongoing discussions with franchise support teams. To enhance franchisee liquidity, Del Taco is deferring half of franchisees’ royalty payments for the first seven weeks of the crisis, waiving 1.5% of the typical 4% system-wide marketing fee payment for eight weeks, and deferring franchise sublease rent payments for six weeks.

Cash and Liquidity

As of May 4, 2020, the Company has over $53 million in cash on hand and approximately $200 million of outstanding debt under its revolving credit facility. This compares to approximately $175 million of outstanding debt under its revolving credit facility as of March 24, 2020. The increased borrowing was taken as a precautionary measure to bolster Del Taco’s cash position and enhance its financial flexibility. The remaining availability under the revolving credit facility is currently $32.7 million.

Management Commentary

John D. Cappasola, Jr., President and Chief Executive Officer of Del Taco, commented, “Del Taco’s employees and franchisees are doing an exceptional job providing great food and service to communities across the country through limited contact or contactless channels. We are so grateful for all of our team members and franchise partners who have truly risen to the occasion during this pandemic, and we are highly confident that Del Taco will not only survive this crisis but will thrive and emerge even stronger.”

Cappasola continued, "During the first 10 weeks of the first quarter, our financial performance tracked mostly in-line with our expectations, although conditions changed rapidly beginning in mid-March due to COVID-19. In response to the pandemic, we have taken numerous steps to strengthen Del Taco by reducing costs at both the restaurant and corporate level, supporting our franchise partners, deferring non-essential capital expenditures, and enhancing our financial flexibility. We are hopeful that we can build upon the stabilization and improvement in our weekly comparable restaurant sales thus far during the second quarter and that trends will continue to improve over the coming weeks as more businesses reopen.”

Cappasola concluded, “Looking ahead, we are well positioned to leverage our QSR+ strengths which include a lack of reliance upon our dining rooms due to our ability to offer no contact or limited contact channels, as well as our strong value heritage. The Del’s Dollar Deals Menu introduced in late January reestablished our commitment to great value and variety which has now become even more relevant during these uncertain times. Our digital transformation strategy, including expanding Del delivery options across the system, has also increased our off-premises channels. These attributes will be increasingly important in the months ahead and set up a unique opportunity for Del Taco to over-index on restaurant occasions as the consumer seeks limited contact food options from lower cost alternatives without having to sacrifice high quality, fresh ingredients and flavor.”

Review of Fiscal First Quarter 2020 Financial Results

Total revenue decreased 3.8% to $109.8 million compared to $114.2 million in the fiscal first quarter 2019. Comparable restaurant sales decreased 3.1% system-wide. Company-operated comparable restaurant sales decreased 2.5% while franchise comparable restaurant sales decreased 3.7%.

Impairment of goodwill and impairment of trademarks totaled $87.3 million and $11.9 million, respectively, for which there are no comparable charges in the fiscal first quarter 2019. These non-cash charges reduce goodwill and trademarks and do not affect the Company’s cash position, cash flow from operating activities, or have any impact on future operations, and are a result of a goodwill and trademark impairment assessment following the outbreak of the COVID-19 pandemic coupled with a sustained decrease in the Company’s market capitalization which were indicators of impairment.

Net loss was $102.5 million, or $2.76 per diluted share, compared to net income of $1.4 million, or $0.04 per diluted share, last year. During the fiscal first quarter 2020, the net loss compared to net income in the prior year period was primarily due to non-cash impairment of goodwill, trademarks and long-lived assets totaling $87.3 million, $11.9 million, and $8.3 million, respectively.

Adjusted net loss*, which excludes impairment of goodwill, trademark and long-lived assets, restaurant closure charges, other income, loss on disposal of assets and adjustments to assets held for sale, executive transition costs and sublease income for closed restaurants, was $0.3 million or $0.01 per diluted share compared to adjusted net income* of $1.9 million or $0.05 per diluted share last year.

Restaurant contribution* was $12.7 million compared to $16.8 million in the fiscal first quarter 2019. As a percentage of company-operated restaurant sales, restaurant contribution margin decreased 310 basis points year-over-year to 12.7%. The decrease was the result of approximately 100 basis point increase in food and paper costs, an approximately 90 basis point increase in labor and related expenses, and an approximately 120 basis point increase in occupancy and other operating expenses.

Adjusted EBITDA* was $8.7 million compared to $12.1 million in the fiscal first quarter 2019.

Restaurant Development and Portfolio Optimization

During the first quarter of fiscal 2020, there were three system-wide openings, including two company-operated and one franchised restaurant, as well as one company-operated and two franchise closures.

Del Taco also refranchised all five company-operated restaurants in the Yuma, AZ and El Centro, CA region to an existing franchisee in a transaction that included a development commitment for four additional restaurants.

One additional new company-operated and three new franchised restaurants are expected to open by summer and the Company is currently evaluating the appropriate timing for the remainder of the originally planned fiscal year 2020 system-wide openings.

Due to the COVID-19 pandemic, the refranchising of the final non-core Western market in California has been terminated and portfolio optimization efforts have been suspended pending further evaluation.

Fiscal Year 2020 Guidance Withdrawn

As a reminder, Del Taco previously withdrew guidance for the 52-week fiscal year 2020 ending December 29, 2020.

Conference Call

A conference call and webcast is scheduled for 4:30 p.m. ET today. Hosting the conference call and webcast will be John D. Cappasola, Jr., President and Chief Executive Officer; and Steven L. Brake, Executive Vice President and Chief Financial Officer.

Interested parties may listen to the conference call via telephone by dialing 201-689-8471. A telephone replay will be available shortly after the call has concluded and can be accessed by dialing 412-317-6671; the passcode is 13702552.

The webcast will be available at www.deltaco.com under the investors section and will be archived on the site shortly after the call has concluded.

Key Financial Definitions

Comparable restaurant sales growth reflects the change in year-over-year sales for the comparable company, franchise and total system restaurant base. Restaurants are included in the comparable store base in the accounting period following its 18th full month of operations and excludes restaurant closures.

Restaurant contribution* is defined as company restaurant sales less restaurant operating expenses, which are food and paper costs, labor and related expenses and occupancy and other operating expenses. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant sales. Restaurant contribution and restaurant contribution margin are neither required by, nor presented in accordance with, GAAP. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of restaurants and the calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of results as reported under GAAP. Management believes that restaurant contribution and restaurant contribution margin are important tools for investors because they are widely-used metrics within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. Management uses restaurant contribution and restaurant contribution margin as key performance indicators to evaluate the profitability of incremental sales at Del Taco restaurants, to evaluate restaurant performance across periods and to evaluate restaurant financial performance compared with competitors.

Adjusted EBITDA* is defined as net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted to add back certain charges, such as impairment of goodwill, trademark and long-lived assets, stock-based compensation expense and restaurant closure charges, as these expenses are not considered an indicator of ongoing company performance. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income/loss as a measure of operating performance or cash flows or as measures of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to GAAP results. We believe Adjusted EBITDA facilitates operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present Adjusted EBITDA because (i) we believe this measure is frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry and (ii) we use Adjusted EBITDA internally as a benchmark to compare performance to that of competitors.

Adjusted net income/loss* represents company net income before impairment of goodwill, trademark and long-lived assets, restaurant closure charges, sublease income related to closed restaurants, other income, executive transition costs and loss on disposal of assets and adjustments to assets held for sale, net of tax. Adjusted diluted net income/loss per share* represents company diluted net income per share before impairment of goodwill, trademark and long-lived assets, restaurant closure charges, sublease income related to closed restaurants, other income, executive transition costs and loss on disposal of assets and adjustments to assets held for sale, net of tax.

About Del Taco Restaurants, Inc.

Del Taco (NASDAQ: TACO) offers a unique variety of both Mexican and American favorites such as burritos and fries, prepared fresh in every restaurant's working kitchen with the value and convenience of a drive-thru. Del Taco's menu items taste better because they are made with quality ingredients like fresh grilled chicken and carne asada steak, hand-sliced avocado, hand-grated cheddar cheese, slow-cooked beans made from scratch, and creamy Queso Blanco. The brand's campaign further communicates Del Taco's commitment to providing guests with the best quality and value for their money through cooking, chopping, shredding and grilling menu items from scratch. Founded in 1964, today Del Taco serves more than three million guests each week at its approximately 600 restaurants across 15 states. For more information, visit www.deltaco.com.

Forward-Looking Statements

In addition to historical information, this release may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, information concerning Del Taco’s possible or assumed future results of operations, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on Del Taco’s management’s current expectations and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “target,” “may,” “will,” “should,” “future,” “propose,” “preliminary,” “guidance,” “on track” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside Del Taco’s management’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the impact of the COVID-19 pandemic, consumer demand, our inability to successfully open company-operated or franchised restaurants or establish new markets, competition in our markets, our inability to grow and manage growth profitably, adverse changes in food and supply costs, our inability to access additional capital, changes in applicable laws or regulations (including minimum wage regulations), food safety and foodborne illness concerns, our inability to manage existing and to obtain additional franchisees, our inability to successfully execute our portfolio optimization strategy, our inability to attract and retain qualified personnel, our inability to profitably expand into new markets, changes in, or the discontinuation of, the Company’s repurchase program, and the possibility that we may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in Del Taco’s reports filed with the SEC, including under Part I. Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2019 and Part II., Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended March 24, 2020, and available at the SEC’s website at www.sec.gov and the Company’s website at www.deltaco.com.

Forward-looking statements included in this release speak only as of the date of this release. Del Taco undertakes no obligation to update its forward-looking statements to reflect events or circumstances after the date of this release or otherwise.

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Investor Relations Contact:
Raphael Gross
(203) 682-8253
investor@deltaco.com

Del Taco Restaurants, Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 24, 2020	December 31, 2019
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$38,138	$1,421
Accounts and other receivables, net	2,254	3,580
Inventories	3,037	3,123
Prepaid expenses and other current assets	1,852	2,289
Assets held for sale	—	8,411
Total current assets	45,281	18,824
Property and equipment, net	156,553	156,921
Operating lease right-of-use assets	258,573	258,278
Goodwill	108,979	192,739
Trademarks	208,400	220,300
Intangible assets, net	10,998	10,827
Other assets, net	4,600	4,568
Total assets	$793,384	$862,457
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$18,601	$19,652
Other accrued liabilities	41,150	34,577
Current portion of finance lease obligations and other debt	212	220
Current portion of operating lease liabilities	21,107	17,848
Total current liabilities	81,070	72,297
Long-term debt, finance lease obligations and other debt, excluding current portion, net	174,356	144,581
Operating lease liabilities, excluding current portion	261,781	257,361
Deferred income taxes	59,369	69,510
Other non-current liabilities	16,004	16,601
Total liabilities	592,580	560,350
Shareholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 37,080,960 shares issued and outstanding at March 24, 2020; 37,059,202 shares issued and outstanding at December 31, 2019	4	4
Additional paid-in capital	334,499	333,379
Accumulated other comprehensive loss	(7)	(52)
Accumulated deficit	(133,692)	(31,224)
Total shareholders’ equity	200,804	302,107
Total liabilities and shareholders’ equity	$793,384	$862,457

Del Taco Restaurants, Inc.
Consolidated Statements of Comprehensive (Loss) Income
(Unaudited)
(In thousands, except share and per share data)

	12 Weeks Ended
	March 24, 2020	March 26, 2019
Revenue:
Company restaurant sales	$100,333	$105,903
Franchise revenue	4,391	4,065
Franchise advertising contributions	3,211	3,131
Franchise sublease and other income	1,875	1,098
Total revenue	109,810	114,197
Operating expenses:
Restaurant operating expenses:
Food and paper costs	28,295	28,818
Labor and related expenses	34,936	35,900
Occupancy and other operating expenses	24,408	24,433
General and administrative	9,866	10,465
Franchise advertising expenses	3,211	3,131
Depreciation and amortization	6,137	5,907
Occupancy and other - franchise subleases and other	1,595	854
Pre-opening costs	233	100
Impairment of goodwill	87,277	—
Impairment of trademarks	11,900	—
Impairment of long-lived assets	8,287	—
Restaurant closure charges, net	494	640
Loss on disposal of assets and adjustments to assets held for sale, net	122	290
Total operating expenses	216,761	110,538
(Loss) income from operations	(106,951)	3,659
Other expense (income), net:
Interest expense	1,508	1,784
Other income	—	(104)
Total other expense, net	1,508	1,680
(Loss) income from operations before (benefit) provision for income taxes	(108,459)	1,979
(Benefit) provision for income taxes	(5,991)	554
Net (loss) income	(102,468)	1,425
Other comprehensive income (loss):
Change in fair value of interest rate cap, net of tax	—	(139)
Reclassification of interest rate cap amortization included in net income, net of tax	45	21
Total other comprehensive income (loss), net	45	(118)
Comprehensive (loss) income	$(102,423)	$1,307
(Loss) Earnings per share:
Basic	$(2.76)	$0.04
Diluted	$(2.76)	$0.04
Weighted average shares outstanding
Basic	37,075,994	37,155,978
Diluted	37,075,994	37,346,319

Del Taco Restaurants, Inc.
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 24, 2020	March 26, 2019
Net (loss) income	$(102,468)	$1,425
Non-GAAP adjustments:
(Benefit) provision for income taxes	(5,991)	554
Interest expense	1,508	1,784
Depreciation and amortization	6,137	5,907
EBITDA	(100,814)	9,670
Stock-based compensation expense (a)	1,225	1,577
Loss on disposal of assets and adjustments to assets held for sale, net (b)	122	290
Impairment of goodwill (c)	87,277	—
Impairment of trademarks (d)	11,900	—
Impairment of long-lived assets (e)	8,287	—
Restaurant closure charges, net (f)	494	640
Amortization of favorable and unfavorable lease assets and liabilities, net (g)	(50)	86
Pre-opening costs (h)	233	100
Sublease income for closed restaurants (i)	(250)	(201)
Executive transition costs (j)	287	—
Other income (k)	—	(104)
Adjusted EBITDA	$8,711	$12,058

(a)Includes non-cash, stock-based compensation.
(b)Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.
(c)Includes non-cash charges related to impairment of goodwill.
(d)Includes non-cash charges related to impairment of trademarks.
(e)Includes non-cash charges related to impairment of long-lived assets.
(f)Restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure or net sublease shortfall of a restaurant.
(g)Includes amortization of favorable lease assets and unfavorable lease liabilities.
(h)Pre-opening costs consist of costs directly associated with the opening of new restaurants and incurred prior to opening, including restaurant labor, supplies, cash and non-cash rent expense and other related pre-opening costs. These are generally incurred over the three to five months prior to opening.
(i)Includes other sublease income related to closed restaurants that have been subleased to third parties.
(j)Includes costs associated with the transition of former Company executives, such as severance expense.
(k)During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant.

Del Taco Restaurants, Inc.
Reconciliation of Company Restaurant Sales to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 24, 2020	March 26, 2019
Company restaurant sales	$100,333	$105,903
Restaurant operating expenses	87,639	89,151
Restaurant contribution	$12,694	$16,752
Restaurant contribution margin	12.7%	15.8%

Del Taco Restaurants, Inc.
Reconciliation of (Loss) Income from Operations to Restaurant Contribution
(Unaudited)
(In thousands)

	12 Weeks Ended
	March 24, 2020	March 26, 2019
(Loss) income from operations	$(106,951)	$3,659
Less:
Franchise revenue	(4,391)	(4,065)
Franchise advertising contributions	(3,211)	(3,131)
Franchise sublease income and other	(1,875)	(1,098)
Plus:
General and administrative	9,866	10,465
Franchise advertising expenses	3,211	3,131
Depreciation and amortization	6,137	5,907
Occupancy and other - franchise subleases and other	1,595	854
Pre-opening costs	233	100
Impairment of goodwill	87,277	—
Impairment of trademarks	11,900	—
Impairment of long-lived assets	8,287	—
Restaurant closure charges, net	494	640
Loss on disposal of assets and adjustments to assets held for sale, net	122	290
Restaurant contribution	$12,694	$16,752
Company restaurant sales	$100,333	$105,903
Restaurant contribution margin	12.7%	15.8%

Del Taco Restaurants, Inc.
Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income
(Unaudited)
(In thousands, except per share data)

	12 Weeks Ended
	March 24, 2020	March 26, 2019
Net (loss) income, as reported	$(102,468)	$1,425
Sublease income for closed restaurants (a)	(250)	(201)
Impairment of goodwill (b)	87,277	—
Impairment of trademarks (c)	11,900	—
Impairment of long-lived assets (d)	8,287	—
Restaurant closure charges, net (e)	494	640
Loss on disposal of assets and adjustments to assets held for sale, net (f)	122	290
Other income (g)	—	(104)
Executive transition costs (h)	287	—
Tax impact of adjustments (i)	(5,920)	(169)
Non-GAAP adjusted net (loss) income	$(271)	$1,881

(Loss) Earnings per share (as reported):
Basic	$(2.76)	$0.04
Diluted	$(2.76)	$0.04
Weighted average shares outstanding (as reported):
Basic	37,075,994	37,155,978
Diluted	37,075,994	37,346,319

Adjusted (loss) earnings per share:
Basic	$(0.01)	$0.05
Diluted	$(0.01)	$0.05
Shares used in computing adjusted earnings per share:
Basic	37,075,994	37,155,978
Diluted	37,075,994	37,346,319

(a)Includes other sublease income related to closed restaurants that have been subleased to third parties.
(b)Includes non-cash charges related to impairment of goodwill.
(c)Includes non-cash charges related to impairment of trademarks.
(d)Includes non-cash charges related to impairment of long-lived assets.
(e)Restaurant closure costs include rent expense, non-lease executory costs, other direct costs associated with previously closed restaurants and future obligations associated with the closure or net sublease shortfall of a restaurant.
(f)Loss on disposal of assets and adjustments to assets held for sale, net includes adjustments to reduce the carrying amount for assets held for sale to estimated fair value less cost to sell, loss or gain on disposal of assets related to sales, retirements and replacement or write-off of leasehold improvements or equipment in the ordinary course of business, net gains or losses recorded associated with the sale of company-operated restaurants to franchisees, gains from the write-off of right-of-use assets and operating lease liabilities related to the termination of leases and net gains or losses recorded associated with sale-leaseback transactions.
(g)During 2019, other income consists of insurance proceeds related to a fire at a company-operated restaurant.
(h)Includes costs associated with the transition of former Company executives, such as severance expense.
(i)Represents the income tax associated with the adjustments in (a) through (h) that are deductible for income tax purposes.

Del Taco Restaurants, Inc.
Restaurant Development

	12 Weeks Ended
	March 24, 2020	March 26, 2019
Company-operated restaurant activity:
Beginning of period	300	322
Openings	2	—
Closures	(1)	—
Purchased from franchisees	—	3
Sold to franchisees	(5)	(13)
Restaurants at end of period	296	312
Franchise-operated restaurant activity:
Beginning of period	296	258
Openings	1	4
Closures	(2)	(1)
Purchased from Company	5	13
Sold to Company	—	(3)
Restaurants at end of period	300	271
Total restaurant activity:
Beginning of period	596	580
Openings	3	4
Closures	(3)	(1)
Restaurants at end of period	596	583